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Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549



October 20, 1999


We have read the statements made by HighwayMaster Communications, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to
Item 4 of Form 8-K, as part of the Company's Form 8-K report dated October 13, 1999. We agree with the statements concerning our Firm in such Form 8-K.

Yours very truly,




PricewaterhouseCoopers LLP